Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-119573

Prospectus Supplement No. 3

to Prospectus dated November 10, 2004

DIGITAL LIFESTYLES GROUP, INC.

COMMON STOCK

UP TO 22,676,284 SHARES OF COMMON STOCK

OFFERED BY SELLING STOCKHOLDERS

We are supplementing the prospectus dated November 10, 2004, to provide information contained in our Current Report on Form 8-K filed December 16, 2004. This Prospectus Supplement supplements information contained in the Prospectus dated November 10, 2004, covering the resale by the Selling Stockholders of up to 22,676,284 shares of our common stock currently held by or issuable to the Selling Stockholders upon the exercise of certain rights and warrants. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendment or supplement thereto.

INVESTING IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED NOVEMBER 10, 2004 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 16, 2004.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 12/16/2004

DIGITAL LIFESTYLES GROUP INC

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-27828

DE	13-3779546
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 S. Capital of Texas Hwy., Building I, Suite 200, Austin, TX 78746

(Address of Principal Executive Offices, Including Zip Code)

512-617-8282

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 7.01. Regulation FD Disclosure

On December 16, 2004, Digital Lifestyles Group, Inc. issued a press release announcing the general availability of its hip-e line of products and shipment of hip-e nodes. A copy of the press release is attached as Exhibit 99.1.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP INC

Date: December 16, 2004.	By:	/s/ J. William Wilson
J. William Wilson Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DIGITAL LIFESTYLES GROUP ANNOUNCES GENERAL

AVAILABILITY OF hip-e™

hip-e™ NODES ARRIVING TO CUSTOMERS IN TIME FOR THE HOLIDAYS

AUSTIN, TX — December 16, 2004 — Digital Lifestyles Group, Inc. (OTCBB: DLFG), the creators of hip-e™ — the world’s first lifestyle computer and entertainment system designed exclusively for teens — today announced the general availability of hip-e and shipment of hip-e nodes to customers in time for the holidays.

“hip-e started out as a simple idea to give teens what they’ve been asking for in a computer and entertainment system. With the help and feedback from hundreds of teens across the country, Digital Lifestyles has been able to bring this breakthrough concept to fruition in record pace,” said Kent Savage, Chairman and CEO of Digital Lifestyles Group, Inc. “We are extremely excited to begin shipping the highly anticipated hip-e nodes to teens in time for the holidays. With the delivery of hip-e, we are making good on our promise to introduce a compelling product line which addresses an enormous market opportunity, and serves as a major milestone for the company and our shareholders. It is the next chapter in the emergence of Digital Lifestyles as the leader in digital lifestyle product innovation, design and marketing.”

The all-in-one hip-e node is the perfect entertainment and communication center for a teen’s room. The node comes bundled with the hip-e hangout, delivering a simple, fun and safe experience for instant messaging, music and videos, television and movies, on line shopping, homework, and more.

The hip-e lifestyle computer and entertainment system can be ordered at www.hip-e.com, 1-877-hip-e4me, select Simon Malls, or at www.amazon.com.

About Digital Lifestyles Group, Inc.

Digital Lifestyles Group, Inc. designs, manufactures and markets digital lifestyle products, including software, personal computers, accessories and entertainment and communication solutions. Our products include hip-e™, the first digital lifestyle computer and entertainment system for teens, and the Northgate® line of desktop and notebook computers for consumer, business and education customers. We sell our products through our online stores (www.hip-e.com, www.northgate.com), direct sales force, third-party resellers and retail stores. More information about Digital Lifestyles Group is available at www.dig-life.com.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company can give no assurance that such expectations or any of the forward-looking statements will prove to be correct, and future results may differ materially from those discussed in this press release. Important information regarding the factors that may affect the Company’s future performance is included in its public reports that it files with the Securities and Exchange Commission. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, change in expectations, conditions or circumstances, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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